SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒            Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Name of Registrant as Specified in Its Charter)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was delivered to the board of directors of El Paso Corporation:

March 4, 2003

Board of Directors

El Paso Corporation

El Paso Building

1001 Louisiana Street

Houston, Texas 77002

Dear Directors:

El Paso’s recent disclosure regarding severance costs that may be incurred if the stockholders exercise their right to replace the Board is troubling for several reasons, not the least of which is that these very severance claimants held the reins while the Company’s equity market capitalization fell from in excess of $37 billion to $3 billion.

The Company’s recent disclosure fails to reveal what severance compensation Mr. Wise will receive if and when he leaves El Paso later this year. Your press release implies that Mr. Wise, having agreed to leave El Paso later this year, would receive more from El Paso if he happens to leave after a change in the composition of the Board than if he leaves before such a change. If this is not true, then the Company’s disclosure about change of control payments is misleading. Why have you not clearly explained the financial arrangements regarding Mr. Wise’s departure to the stockholders?

Finally, any long term employment contracts that you, the Board, may approve during the remainder of your tenure should and must put the stockholders’ best interest ahead of the pecuniary interest of any present or future El Paso executives. Any commitment that would provide excessive compensation will have the effect of inhibiting the stockholders’ exercise of their right to replace the existing board by making that process even more costly.

I urge you to publicly confirm you will not, in the future, approve any such anti-stockholder severance provisions.

Sincerely,

/s/    SELIM K. ZILKHA

Selim K. Zilkha

* * * * *

Mr. Zilkha plans to file a proxy statement with the Securities and Exchange Commission relating to his solicitation of proxies from the stockholders of El Paso Corporation with respect to the 2003 annual meeting of stockholders. Stockholders are urged to read this proxy statement when it becomes available, as it will contain important information. The proxy statement and other relevant documents will be available for free at the Securities and Exchange Commission’s web site at

www.sec.gov. You may also obtain a free copy of the proxy statement, when it becomes available, and other relevant documents by calling Innisfree M&A Incorporated at (212) 750-5833.

Mr. Zilkha, Oscar S. Wyatt, Jr. and the individuals nominated to serve as directors of El Paso may be deemed participants in this solicitation. Information concerning these persons, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the initial filing with the Securities and Exchange Commission made by Mr. Zilkha on Schedule 14A under Rule 14a-12 on February 18, 2003. You may also obtain a free copy of this filing at the Securities and Exchange Commission’s web site at www.sec.gov or by calling Innisfree M&A Incorporated at the telephone number above.

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